SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 8, 2000
Date of Report (Date of earliest event reported)

USA Biomass Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-17594 (Commission File Number)	33-0329559 (IRS Employer Identification No.)

7314 Scout Avenue, Bell Gardens, California (Address of Principal Executive Offices)	90201 (Zip Code)

(562) 928-9900
(Registrant’s telephone number, including area code)

Item 4.   Changes in Registrant’s Certifying Accountants

        (1)  On December 8, 2000, Kelly and Company (the “Accountants”) resigned as the Registrant’s independent public accountants.

        (2)  The reports of the Accountants on the Registrant’s financial statements for the fiscal years 1998 and 1999 did not contain any adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles, except as follows:

              The audit report with respect to the consolidated financial statements of Registrant and its subsidiaries for the years ended August 31, 1998 and August 31, 1997 stated that the following: (a) the discontinuance of substantially all of the business in which Registrant has engaged to concentrate on development of the biomass business; (b) losses and negative cash flows from operations since Registrant’s inception in 1997; and (c) delinquency in the payment of payroll tax deposits, raised substantial doubt about the Registrant’s ability to continue as a going concern. The financial statements did not include any adjustments that might result from the outcome of this uncertainty.

        (3)  Registrant believes that there were no disagreements with the Accountants in connection with the audit of the Registrant’s financial statements for Registrant’s two most recent fiscal years or for any subsequent interim period, which disagreement if not resolved to their satisfaction would have caused the Accountants to make reference to the subject matter of the disagreements in connection with its report, except as follows:

              The review of the September 30, 2000 financial statements was not completed before the filing of the Form 10-QSB on November 20, 2000. It is Registrant’s position that the information necessary to complete the review of the financial statements has been provided to the Accountants. However, the Accountants have stated that they still have not received such information as of December 7, 2000.

              Registrant’s management presented the Board of Directors with information regarding the foregoing disagreement. However, the Board of Directors did not discuss the disagreement directly with the Accountants.

        (4)  The Audit Committee and the Board of Directors of the Registrant received a letter dated April 12, 2000 from the Accountants communicating certain matters involving Registrant’s internal control and operation considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants. These matters were: (a) inadequate procedures for control of assets; (b) absence of controls considered appropriate for the type and level of transaction activity; (c) absence of appropriate segregation of duties consistent with control objectives; (d) failure of Registrant’s accounting staff to perform tasks that are part of internal control; (e) failure of identified controls in detecting or preventing misstatements of accounting information; (f) absence of a sufficient level of control consciousness; (g) need to timely report and remit payroll related taxes; and (h) failure to file income tax returns in a timely manner. Registrant has considered all of these matters and is vigorously taking steps feasible in its present situation to address these matters.

        (5)  As discussed in paragraph 3 above, the Accountants have advised Registrant that the financial statements filed with the Form 10-QSB for the quarter ended September 30, 2000 were not reviewed by them prior to the filing of such statements on November 20, 2000.

        (6)  Registrant has authorized the Accountants to respond fully to any inquiries of any successor accountant regarding the above matters. The Board of Directors has not selected a successor accountant as of this date.

        (7)  Registrant has provided the Accountants with a copy of the disclosures it is making herein and has requested the Accountants to furnish a letter addressed to the Commission stating whether it agrees with the statements made herein and, if not, stating the respects in which it does not agree.

Item 5.   Other Events.

              On November 29, 2000, Registrant received a letter from the Nasdaq Stock Market, Inc. (“Nasdaq”), which noted that Registrant no longer complied with minimum net asset, net income or market capitalization requirements for continued listing on The Nasdaq SmallCap Market. Nasdaq requested Registrant to

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provide to it by December 13, 2000 a specific plan to achieve and sustain compliance with The Nasdaq SmallCap Market listing requirements. The letter stated that, if the Nasdaq staff determined that the plan did not address the issues noted in the letter after review of such plan, Registrant will receive a Staff Determination that its common stock will be delisted. At such time, Registrant may appeal the Staff Determination.

              On December 8, 2000, Registrant received a letter from Nasdaq which stated that trading of Registrant’s common stock had been halted pending receipt and review of additional information. Nasdaq requested information related to Registrant’s bankruptcy filing, Registrant’s financial statements subsequent to the bankruptcy filing, reorganization plans and plans for acquisitions/ divestitures and capital raising activities, and the status and nature of pending lawsuits and legal proceedings against Registrant. The letter stated that Registrant must respond with such information by December 20, 2000 and that if Registrant failed to submit the necessary information within the specified time frame or the submission was deemed not to warrant continued listing, the staff would immediately commence the delisting process. The letter also noted that the trading symbol for Registrant’s common stock will be changed from USBC to USBCQ effective December 12, 2000 to indicate that Registrant is operating under bankruptcy proceedings.

              On December 14, 2000, Registrant’s counsel sent a letter to Nasdaq in response to the foregoing letters from Nasdaq. Registrant’s counsel stated that Registrant has indicated that the Registrant is willing to work towards a resolution regarding the trading status of Registrant’s common stock and that Registrant is willing to provide information, as such information became available, regarding Registrant’s position and plans as they related to Registrant’s continued listing on The Nasdaq SmallCap Market. The letter stated, however, that it was Registrant’s counsel’s belief that a delisting proceeding would be a violation of section 362(a) of the Bankruptcy Code, which provides that any action or proceeding that was or could have been commenced against a debtor before the debtor’s bankruptcy filing shall be stayed. There can be no assurance, however, that the Nasdaq will agree with this position, or that the Registrant’s position will be sustained, if challenged. Delisting of the common stock may materially and adversely affect the liquidity and value of Registrant’s common stock.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

USA BIOMASS CORPORATION
Date: December 14, 2000	By:	/s/ Lance B. Jones

Lance B. Jones President and Chief Executive Officer

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